UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported):  February 24, 2011

PROFILE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29196 (Commission File Number)	91-1418002 (I.R.S. Employer Identification No.)

2 Park Avenue, Suite 201 Manhasset, NY	11030
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (516) 365-1909

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)-(c)      Profile Technologies, Inc. (the “Company”) issued a press release on February 24, 2011, announcing that CEO Henry Gemino intends to retire as CEO upon the earlier of (i) May 27, 2011 or (ii) the date on which the Company hires a replacement CEO.  Mr. Gemino resigned, effective February 24, 2011, from the Board of Directors (the “Board”) and as Chief Financial Officer of the Company.  Mr. Gemino agreed he would continue to serve as interim CEO following May 27, 2011 if a replacement CEO was not hired by that date.  The Company and Mr. Gemino also agreed that Mr. Gemino would provide consulting services to the Company for one year following his retirement as the CEO, subject to the preparation and execution of a mutually agreeable consulting agreement.

Additionally, the Company’s Chairman of the Board and President, Murphy Evans, resigned as the President of the Company so that the Board could appoint director Richard Palmer as President to further assist the Company’s management during the transition period.  Mr. Evans continues to serve as Chairman of the Board.  Mr. Palmer was confirmed as President by the Board on February 24, 2011. Mr. Palmer will be paid $2,000 per month as President and Mr. Palmer has agreed to defer this compensation.

(e)           Effective February 24, 2011, the Company increased the annual compensation of Robert Geib, Chief Operating Officer, from $120,000 per year to $132,000 per year.

A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Form of Option Award Agreement under the 2008 Stock Ownership Incentive Plan
99.1	Press Release, dated February 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Profile Technologies, Inc.

By: /s/ Richard Palmer Richard Palmer President

EXHIBIT INDEX

No.	Description

10.1	Form of Option Award Agreement under the 2008 Stock Ownership Incentive Plan
99.1	Press Release, dated February 24, 2011